THIS SUPPLIER AGREEMENT is made the 30th day of Sept, 1999.

BETWEEN: GREATESTESCAPES.COM INC., a corporation registered in the State of Nevada, having an office at #450, 800 West Pender Street, Vancouver, British Columbia, V6C 2V6

                         ("GreatestEscapes")                  OF THE FIRST PART

AND: Microsoie Inc., a corporation registered in the Province/State of Quebec, having an office at Montreal

                         (the "Supplier")                   OF THE SECOND PART

WHEREAS:

A. GreatestEscapes operates and owns an electronic commerce department store on the Internet website address www.GreatestEscapes.com store (the "Internet Store").

B. The Supplier manufactures and/or distributes products which GreatestEscapes would like to offer for sale through the Internet Store (the "Products"), and the Supplier would like to provide the Products to GreatestEscapes' customers (the "Customer" or "Customers").

C. GreatestEscapes desires to appoint the Supplier to supply the Products to the Customers of the Internet Store upon the terms and conditions set forth in this Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and of the respective warranties, representations, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)  "Agreement" means this Agreement and all Schedules attached hereto;

(b) any reference in this Agreement to a designated "Paragraph", "Section", "Schedule" or other subdivision refers to the designated Paragraph, Section, Schedule or other subdivisions of this Agreement;

(c) the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Paragraph, Section or other subdivision of this Agreement;

(d) the word "including", when following any general statement term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such work or to similar items or matters, whether or not non-limited language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter; and

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(e)  words importing the masculine gender include the feminine or neuter gender and words in singular include the plural, and vice versa.

2.   TERM OF AGREEMENT

2.1 Subject to subparagraph 2.2, this Agreement shall be effective for a twelve
(12) month term commencing on Sept, 01 and ending August, 31 on (the "Initial Term").

2.2 Unless cancelled by written notice given by one party to the other on or before the last day of the month prior to the date on which the Initial Term is to end as set out in subparagraph 2.1, this Agreement will automatically renew for one additional term of twelve (12) months (the "Subsequent Term").

2.3 At any time before the last day of the month prior to the date on which the Initial Term or the Subsequent Term is to end, whichever term is in effect, GreatestEscapes and the Supplier may review this Agreement and determine whether to extend this Agreement for an additional term.

3. APPOINTMENT

3.1 Subject to the terms stated herein, GreatestEscapes hereby appoints the Supplier, and the Supplier accepts such appointment, as a supplier of the Products to the Customers of the Internet Store.

3.2 All of the Products provided by the Supplier to the Customers during the term of this Agreement shall be purchased under and subject to the terms of this Agreement.

3.3 The relationship of GreatestEscapes and the Supplier is that of independent contractors and nothing contained in this Agreement shall be construed to give either party the power to direct and control the day-to-day operations of the other, or constitute the parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking.

3.4 GreatestEscapes shall not be required to pay any commission or consideration to the Supplier for any sales made on the Products at the Internet Store.

4. PRODUCTS AND PURCHASE PRICES

4.1 The Products to be provided by the Supplier shall be set out in a list which includes detailed product descriptions, wholesale prices (the "Purchase Prices") and suggested retail prices (the "Product List"). The Product List shall be provided to GreatestEscapes prior to featuring the Products in the Internet Store.

4.2 GreatestEscapes shall have sole discretion in determining the Products from the Product List to be featured in the Internet Store.

4.3 The Purchase Prices shall be listed in the Internet Store in U.S. or CPN currency. The currency exchange rate used shall be that currently in effect at the time of featuring the Product in the Internet Store, and quoted by a Canadian chartered bank.

4.4 If the Supplier increases the Purchase Price of any Product, it shall firstly give GreatestEscapes a minimum of 30 days advance written notice specifying the increased purchase price(s) and the date upon which

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that price increase shall take effect (the "Effective Date"). Upon the Effective
Date, the Purchase Price(s) set out in paragraph 4.1 hereof shall be deemed to be the purchase price(s) specified in said notice.

5. PRODUCT ORDERS AND DELIVERY

5.1 GreatestEscapes shall receive electronically-communicated orders for the Products from Customers through the Internet Store (the "Orders").

5.2 The Orders shall be communicated to the Supplier by electronic mail within four (4) business days of receipt by GreatestEscapes, or sooner. The information to be provided to the Supplier shall be the name of the Customer, address, telephone number, electronic mail address if applicable, a list of the Products ordered with detailed specifications, and the Customer's preferred method of delivery (the "Customer Data").

5.3 The Supplier shall package and deliver the Products according to the Customer Data no later than four (4) business days following the Supplier's receipt of the Order (the "Delivery Date").

5.4 Confirmation of the Delivery Date shall be sent by electronic mail to GreatestEscapes and to the Customer, if applicable.

5.5 The Supplier may use couriers and mail delivery services of its own choice, provided that those services provide fast and effective delivery, or the Supplier may use the courier and mail delivery services specified by GreatestEscapes.

6. PAYMENT

6.1 The Supplier shall invoice GreatestEscapes for the Products purchased by the Customers on a monthly basis (the "Monthly Invoice").

6.2 The Supplier's Monthly invoice shall include:

     (a)  the Purchase Price;
     (b)  applicable taxes, including GST, and provincial or state taxes; and
     (c) shipping costs, which shall include the cost of delivering the Product from the warehouse or place of the manufacture of the Supplier's Products to the address specified in the Customer Data (the "Shipping Costs");

for each Product purchased by GreatestEscapes (the "Invoice Information"), and shall specify whether the Monthly Invoice is in Canadian currency or another currency.

6.3 Payment shall be made by GreatestEscapes to the Supplier by cheque, unless another form of payment is reasonably requested by the Supplier, within 30 days of receipt of the Monthly Invoice.

6.4 Payment shall be made by GreatestEscapes in the currency specified in the Monthly Invoice, at the current exchange rate then in effect and quoted by a Canadian chartered bank.

7. RETURNS AND CREDIT

7.1 The Supplier shall provide the Customer with information regarding its policy on warranty, product approval and returns.

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7.2 If the Customer is unsatisfied and returns a Product to the Supplier (the
"Return"), the Supplier shall:

(a) communicate by electronic mail the information regarding the Return to GreatestEscapes within two (2) business days of receiving the Return;

(b) if the Product has not been invoiced by the Supplier or paid for by GreatestEscapes, include the Invoice Information regarding the Product on the Supplier's Monthly invoice, mark the Product as a Return and invoice GreatestEscapes for fifty (50%) percent of the Shipping Costs;

(c) if the Product has been invoiced by the Supplier, provide Greastestescapes with a credit for the Purchase Price, applicable taxes and fifty (50%) percent of the Shipping Costs on the Monthly Invoice following the Return.

8. PRODUCT PROMOTION

8.1 The Products shall be featured in the Internet Store according to the specifications in the Product List.

8.2 GreatestEscapes shall have sole discretion over the retail price list for the Products, and the design and marketing of the Internet Store; however, GreatestEscapes will use its best efforts to promote the solicitation of Orders for the Products.

8.3 The Supplier may or may not include an Internet link from its website, if applicable, to the Internet Store.

9. CONFIDENTIALITY

9.1 The Supplier acknowledges that all information provided to it regarding Customers, Customer Data, promotional and marketing material provided by GreatestEscapes, or corporate information relating to GreatestEscapes is strictly confidential (the "Confidential Information") and will not be used in any manner that may be detrimental to GreatestEscapes; provided, however, that the Confidential Information may be disclosed to the Supplier's directors, officers, employees or agents (collectively, the "Representatives") who need to know such information for the purpose of transacting an Order, or in business evaluation relating exclusively to the Supplier. The Supplier agrees that, prior to disclosure of any Confidential Information to the Representatives, it shall inform each Representative of the confidential nature of such information and require them to treat such information in the strictest of confidence. The Supplier further agrees that it will be responsible for any breach of this agreement by its Representatives.

9.2 If the Confidential Information or any part thereof is disclosed to anyone by the Supplier contrary to the terms of this Agreement, the Supplier will, at the direction of GreatestEscapes, take all steps necessary, including legal action, to prohibit such party from using or dealing with that Confidential Information, and further agrees that it will indemnify and hold harmless GreatestEscapes if it becomes necessary for GreatestEscapes to take any steps, including legal action, to prohibit such party from using or dealing with such Confidential Information.

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10. DUTIES OF GREATESTESCAPES

10.1 During the term of this Agreement, GreatestEscapes agrees:

(a) to furnish the Supplier with current promotional advertising and promotional material, in electronic form, or source material necessary to produce the information in printed form, relating to the Internet Store;

(b) to use its best efforts to introduce, promote the sale of, and solicit and obtain Orders for the Products, and to devote as much time and attention as may be necessary to properly conduct such activities and to take any and all steps and do any and all things which may be helpful or advisable to that end and to conduct such activities in accordance with the terms of this Agreement;

(c) to maintain sales and support personnel with sufficient knowledge of the use and operation of the Internet and sufficient skill to promote and follow-up Orders from the Internet Store, to adequately assist Customers with the use and operation of the Internet Store, and to perform such servicing and follow-up on Orders as good salesmanship and customer service shall require and as the Supplier shall reasonably request;

(d) to ensure the privacy of the Customers and the confidentiality of the Customer Data is maintained and to provide the Customer with all reasonably possible safeguards in that respect;

(e) to provide as requested by the Supplier periodic reports relating to the marketing and sales of the Products;

(f) whenever requested by the Supplier, to follow up all sales correspondence between the Supplier and any Customer and to assist in the solution of commercial or technical problems;

(g) to maintain a record of any Customer complaints and to forward information relating to such complaints to the Supplier;

(h) to provide written sales reports on an annual basis showing the Customers, Products, and quantities sold; and

(i)  to bear the entire cost and expense of conducting its activities hereunder.

11. DUTIES OF THE SUPPLIER

11.1 During the terms of this Agreement, the Supplier agrees:

(a) to furnish GreatestEscapes with current promotional advertising and promotional material if at all possible in electronic form relating to the Products;

(b) to provide GreatestEscapes with its warranty and product approval and return policy, along with copies of any other communications regularly sent to Customers;

(c) to maintain sales and support personnel with sufficient knowledge of the use and operation of the Internet and sufficient skill to promote and follow-up Orders received from GreatestEscapes, to adequately assist Customers, and to perform such servicing and follow-up on Orders as good salesmanship and customer service shall require and as GreatestEscapes shall reasonably request;

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(d)  to ensure the privacy of the Customers and the confidentiality of the
     Customer Data is maintained and to provide the Customer with all reasonably possible safeguards in that respect;

(e) whenever requested by GreatestEscapes, to follow up all sales correspondence between GreatestEscapes and any Customer and to assist in the solution of commercial or technical problems;

(f) to maintain a record of any Customer complaints and to forward information relating to such complaints to GreatestEscapes;

(g) to provide written sales reports on an annual basis showing the Customers, Products, and quantities of Products sold; and

(h)  to bear the entire cost and expense of conducting its activities hereunder.

12. PROHIBITION AGAINST ASSIGNMENT AND SUBLICENSE

12.1 This Agreement shall not be assigned by the Supplier without the prior written consent of GreatestEscapes.

13. TERMINATION

13.1 This Agreement may be terminated at any time by either party by giving the other at least sixty (60) days advance written notice to such effect.

13.2 Notwithstanding paragraph 13.1, if either party shall at any time commit any breach of any covenant, warranty or agreement herein contained, then the non-defaulting party may, at its option, in addition to any other remedies it may have, terminate this Agreement by giving thirty (30) days notice in writing.

14. MISCELLANEOUS

14.1 All communications required or permitted by this Agreement to be given by electronic mail by either party to the other shall be delivered electronically to the following addresses:

(a) if to GreatestEscapes:

    the store@greatestescapes.com

(b) if to the Supplier:

    Microsoie@cam.org

Should there be a failure of electronic systems for more than eight (8) hours, then communications under this clause may be delivered in accordance with clause 14.2.

14.2 All formal notices and other communications required or permitted by this Agreement to be in writing given or made by either party to the other shall be given or made in writing and be delivered by hand or double registered mail or conveyed by telex or facsimile transmission to the parties at the following addresses and numbers and to the attention of the following persons:

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(a) if to GreatestEscapes:

    #450, 800 West Pender Street
    Vancouver, British Columbia, V6C 2V6
    Telephone:  (604) ___683-1668
    Facsimile:  (604) ___683-1055
    Attention:  Guy Brooks

(b) if to the Supplier:

    224 Laurien o.
    Montreal, Quebec, H2T 2N8
    Telephone: (514) 272-9516
    Facsimile: (514) 272-7126
    Attention: Pierre Lessard

or to such other addresses, numbers, or persons as the parties may give each other notice of from time to time. Proof of delivery or transmission in such manner shall constitute proof of receipt.

14.3 Time shall be of the essence hereof.

14.4 This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior contracts, agreements and understandings between the parties. There are no representations, warranties, collateral agreements or conditions affecting this transaction other than as are expressed or referred to herein in writing.

14.5 This Agreement shall be governed by and construed exclusively in accordance with the laws of the Province of British Columbia and Canada.


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14.6 This Agreement shall enure to the benefit of and be binding upon the respective heirs, successors and assigns of the parties hereto.

IN WITNESS WHEREOF the parties have hereunto affixed their hands and seals as of the date referred to above.


The Common Seal of                  )
GREATESTESCAPES.COM INC.            )
was affixed in the presence of:     )
                                    )
[ILLEGIBLE]
_________________________________   )        C/S
Authorized Signatory                )

_________________________________   )
Authorized Signatory                )


The Common Seal of                  )

Microsoie Inc.
_________________________________   )
was affixed in the presence of:     )
                                    )
[ILLEGIBILE]
_________________________________   )       C/S
Authorized Signatory                )

_________________________________   )
Authorized Signatory                )


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